Exhibit 99.1

World Headquarters
14901 S. Orange Blossom Trail Orlando, FL 32837
Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

CONTACT: Teresa Burchfield        (407) 826-4560

Tupperware South Carolina Facility Sustains Fire Damage

Orlando, Fla., December 12, 2007 – Tupperware Brands Corporation (NYSE:TUP) On Tuesday, December 11, 2007, a fire at Tupperware’s, Hemingway, S.C. facility damaged a warehouse, but there have not been any injuries. The cause of the fire has not been determined at this time. Currently, Tupperware is assessing structural damage to the facility as well as the product stored there.

Manufacturing capability was not impacted by this fire nor was the distribution infrastructure directly impacted. The Company is working to minimize business disruption. While the financial ramifications of this incident have not been fully analyzed, the Company has insurance coverage and does not currently expect a significant impact.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.0 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

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